Storm Cat Energy Corporation Provides Corporate Update

•	Acquisition of 14,000 Undeveloped Net Acres in Powder River Basin
•	Fayetteville Pipeline Start-up Underway
•	2008 Fayetteville Drilling Underway
•	Additional Powder River Basin Hedging
•	Corporate Presentation for Howard Weil Conference Available on Website

DENVER, Colorado and CALGARY, Alberta – April 7, 2008 – Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today provided a corporate update detailing developments on the company’s acreage in Wyoming’s Powder River Basin (PRB) and Arkansas’ Fayetteville Shale play.

Powder River Basin
Storm Cat has entered into agreement to purchase approximately 14,000 undeveloped net acres in Sheridan County, Wyoming for approximately $5.6 million.  The acquisition acreage is located in and around our current operations in the PRB.

The acquisition increases our PRB acreage position to 50,000 net acres.  The acquisition adds an additional two years of drilling inventory in the PRB, increasing our total drilling inventory to four years based on current development plans.  Furthermore, our internal engineers estimate that the acquisition adds an estimated 50 Billion cubic feet (Bcf) of resource potential to our approximately 60 Bcf of existing proved, probable and possible (3P) reserves in the PRB.  The transaction is expected to close on or about April 15, 2008 and will be funded through an amendment to the Company’s existing credit facility.

Fayetteville Shale
Construction of the low pressure and high pressure pipelines is essentially complete.  Start-up of the pipeline connecting our Fayetteville acreage to the Ozark interstate pipeline is underway.  We are currently supplying gas from our operated wells to purge and pack the line for sales.  We expect the pipeline to be fully operational in mid-April.

In addition, we have commenced our 2008 drilling program on our Fayetteville Shale acreage.  We have now spudded the first five of our 12 well program for 2008.

Hedging
Taking advantage of stronger prices in the Rockies, we recently layered on additional Colorado Interstate Gas (“CIG”) indexed-hedges.  We now have 80% of our currently forecasted 2008 and 2009 proved developed production in the Powder River Basin hedged at average weighted CIG prices of $7.02/million British thermal units (MMBtu) and $7.22/MMBtu, respectively.

Corporate Presentation
Storm Cat will present at the 36th Annual Howard Weil Energy Conference in New Orleans, Louisiana on Tuesday April 8th and Wednesday April 9th, 2008.  The conference is not being webcast, however a copy of the Company’s presentation will be available on Storm Cat’s website, www.stormcatenergy.com.

About Storm Cat Energy
Storm Cat Energy is an independent oil and gas company focused on the exploration, production and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations and, secondarily, from conventional formations. The Company has producing properties in Wyoming's Powder River Basin and Arkansas' Arkoma Basin and exploration and development acreage in Canada. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."

Forward-looking Statements
This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to additional reserves upon completion of the acquisition of the PRB acreage, the completion of the proposed acquisition, proposed drilling activity and infrastructure improvements affecting the Company’s operations. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2007.

The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms "probable" and "possible" to describe volumes of unproved reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproved drill sites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers.

Company Contact:

William Kent
Director,
Investor Relations
Phone: 303-991-5070
www.stormcatenergy.com